Exhibit h.2

Form of Selected Dealer Agreement – Class A, B, C Shares

Selected Dealer Agreement between Allianz Global Investors Distributors LLC (“Distributor”) and                                                               (“Dealer”) dated as of                             .                              NASD CRD#

WHEREAS, PIMCO Funds & Allianz Funds (each a “Trust” and, collectively, the “Trusts”) have each appointed Distributor as its exclusive agent to sell and distribute each class of shares of each fund (each a “Fund” of the applicable Trust) which shares are distributed by Distributor and sold by a Trust at their offering prices as set forth in each Trust’s Prospectus and Statement of Additional Information and as provided in Distributor’s Distribution Contract with respect to such Funds; and

WHEREAS, Distributor and Dealer desire that Dealer participate as a selected dealer in the distribution of Class A, B and C shares of the Funds listed on Exhibit A and of any Funds hereinafter created for either of the Trusts which offer such share classes;

NOW, THEREFORE, Distributor and Dealer hereby agree to the following terms and conditions:

1. Each Trust offers for each Fund up to three classes of shares covered by this Agreement – one class which generally bears only a front-end sales charge (the “Class A Shares”), one class which bears a contingent deferred sales charge (the “Class B Shares”), and one class which is subject to an asset-based sales charge (the “Class C Shares”). The Class A Shares, Class B Shares and Class C Shares are collectively referred to as the “Shares.” Each Trust also offers additional classes of shares which are not covered by this Agreement.

2. Dealer will offer and sell the Shares only at the public offering prices which shall be currently in effect, in accordance with the terms of the applicable then current Prospectus and Statement of Additional Information of the applicable Trust. Dealer agrees to act only as principal in such transactions and shall not have authority to act as an agent, broker or employee with respect to the applicable Trust, Distributor or any other dealer in any respect. All orders are subject to acceptance by Distributor on behalf of such Trust and become effective only upon confirmation by Distributor on behalf of such Trust.

3. (a) The sales charge applicable to any sale of Class A Shares by Dealer and the dealer discount (commission) applicable to any order from Dealer for the purchase of Class A Shares accepted by Distributor shall be that percentage of the applicable public offering price determined as set forth in Exhibit A. With respect to Class A Shares sold by Dealer, Dealer will be paid by Distributor a servicing fee equal to the percentage of the aggregate net asset value of such Class A Shares sold as set forth in Exhibit A.

(b) With respect to Class B Shares sold by Dealer, Dealer will be paid by Distributor a payment at the time of sale and thereafter a servicing fee, each equal to the percentage of the aggregate net asset value of such Class B Shares sold as set forth in Section 12 and Exhibit A.

(c) With respect to Class C Shares sold by Dealer, Dealer will be paid by Distributor distribution and servicing fees, at the times and equal to the percentages of the aggregate net asset value of such Class C Shares sold as set forth in Section 12 and Exhibit A.

PIMCO Funds & Allianz Funds Selected Dealer Agreement – Class A, B, C Shares DA-ABC	Page 2

The rates of any sales charge, dealer discount (commission), distribution fee or servicing fee paid with respect to any Shares, including outstanding Shares, are subject to change by Distributor from time to time, upon 10 days’ written notice, and any new orders placed after the effective date of such change will be subject to the rate(s) in effect at the time of receipt of the order by Distributor.

Sales charges and dealer discounts (commissions) to selected dealers are subject to reductions under a variety of circumstances as may be described in the Trusts’ then current Prospectuses. To obtain any such reductions, Distributor must be notified when the sale takes place which would qualify for the reduced charge. There is currently no sales charge or dealer discount on purchases of Shares by the reinvestment of dividends.

4. Distributor shall be entitled to any contingent deferred sales charges (“CDSC”) on any Shares sold. If, with respect to any Class A, B or C Shares sold by Dealer, any CDSC is waived for certain partial or complete redemptions as described in the applicable Trust’s Prospectus and/or Statement of Additional Information, then in any such case Dealer shall remit to Distributor promptly upon notice an amount equal to the commission or distribution fee paid by Distributor to Dealer on such Shares when initially sold less an adjustment equal to the payments received by Distributor on such Shares pursuant to the Plans as defined in Section 12 hereof.

5. As a selected dealer, Dealer is hereby authorized: (i) to place orders through Distributor with the Funds for their Shares to be sold by the Funds to Dealer subject to the applicable terms and conditions governing the placement and acceptance of orders and subject to the applicable compensation provisions and other terms set forth in the Distribution Contracts between the Trusts and Distributor and in the Trusts’ applicable then current Prospectuses and Statements of Additional Information, and (ii) to tender Shares directly to the Funds or their agent for redemption subject to the applicable terms and conditions set forth in said Distribution Contracts and Prospectuses and Statements of Additional Information.

6. Repurchase of Shares will be made at the net asset value of such Shares in accordance with the applicable then current Prospectus and Statement of Additional Information of the applicable Trust less any applicable CDSC payable to Distributor.

7. Each party hereto represents that it is a member in good standing of the National Association of Securities Dealers, Inc. (the “NASD”) and agrees to notify the other should it cease to be a member of the NASD and to the automatic termination of this Agreement at that time. Further, each party hereto agrees to abide by the Rules of the NASD.

8. This Agreement is in all respects subject to Rule 2830 of the Conduct Rules of the NASD which shall control any provisions to the contrary in this Agreement.

9. Dealer agrees:

(a) To purchase Shares only from either Trust through Distributor or only from Dealer’s customers.

(b) To purchase Shares from either Trust only for the purpose of covering purchase orders already received or for Dealer’s bonafide investment.

(c) That Dealer will not purchase any Shares from Dealer’s customers at prices lower than the redemption or repurchase prices next quoted by the Fund. Dealer shall be permitted to sell Shares for the account of its record owners to the Funds at the repurchase prices currently established for such Shares.

PIMCO Funds & Allianz Funds Selected Dealer Agreement – Class A, B, C Shares DA-ABC	Page 3

(d) That Dealer will not intentionally withhold placing customers’ orders for Shares so as to profit Dealer as a result of such withholding.

10. Distributor, as agent for each Trust, shall not accept from Dealer any conditional orders for Shares. Delivery of certificates, if any, for Shares purchased shall be made by a Fund only against receipt of the purchase price. If payment for the Shares purchased and all necessary applications and documents required by the applicable Trust or Distributor are not received within three business days or such shorter time as may be required by law, the sale may be cancelled forthwith without any responsibility or liability on Distributor’s part or on the part of the applicable Trust (in which case Dealer will be responsible for any loss, including loss of profit, suffered by a Fund resulting from Dealer’s failure to make payments or provide documents as aforesaid) or, at Distributor’s option, Distributor may cause the Shares ordered to be redeemed by the relevant Fund (in which case Distributor may hold Dealer responsible for any loss).

11. Dealer will not offer or sell any of the Shares except under circumstances that will result in compliance with the applicable federal and state securities laws and, in connection with sales and offers to sell Shares, Dealer will furnish to each person to whom any such sale or offer is made a copy of the applicable then current Prospectus of the applicable Trust. Distributor shall be under no liability to Dealer except for lack of good faith and for obligations expressly assumed by Distributor herein. Notice and other applicable filings for Shares of the Funds in various states are the responsibility of Allianz Global Investors Fund Manage ment LLC, or one of its affiliates. Any printed information which Distributor furnishes Dealer other than the Prospectuses, Statements of Additional Information, proxy solicitation materials, and periodic reports is Distributor’s sole responsibility and not the responsibility of the respective Trust, and Dealer agrees that the Trusts shall have no liability or responsibility to Dealer in these respects unless expressly assumed in connection therewith. Nothing herein contained, however, shall be deemed to be a condition, stipulation or provision binding any persons acquiring any security to waive compliance with any provision of the Securities Act of 1933, or of the Rules and Regulations of the Securities and Exchange Commission, or to relieve the parties hereto from any liability arising under the Securities Act of 1933. Dealer will use its best efforts in the development and promotion of sales of Shares and will be responsible for the proper instruction and training of all sales personnel employed by it. Dealer will, upon request, from time to time, supply Distributor with a list of the names and addresses of Dealer’s clients who are shareholders of any Fund.

12. So long as Distributor is the sole principal underwriter of the Trusts and this Agreement remains in effect, Distributor agrees to pay Dealer each quarter a distribution and/or service fee at annual rate(s) as set forth in Exhibit A, applied to the average daily net assets of shares of each class of each Fund outstanding in such quarter which are held in accounts by Dealer. The fee will be accrued daily as of each business day and paid quarterly in arrears by the 15th day of each quarter; provided, however, that such fee will be paid only upon receipt by Distributor of such distribution and service fees paid by the applicable Trust. Such fee will be paid by Distributor to Dealer only out of such Trust’s applicable distribution and service fees paid pursuant to the distribution and servicing plans (each a “Plan” and collectively the “Plans”) adopted by each Trust pursuant to Rule 12b-l (“Rule 12b-l”) under the Investment Company Act of 1940 (the “Act”) in consideration of Dealer furnishing distribution and client

PIMCO Funds & Allianz Funds Selected Dealer Agreement – Class A, B, C Shares DA-ABC	Page 4

services hereunder with respect to each such Fund and its shareholders. Any such payments made pursuant to this Section 12 shall be subject to the following terms and conditions:

(a) Any such payment shall be in such amounts as Distributor may from time to time advise Dealer in writing but in any event not in excess of the amounts permitted by the applicable Plans. Any such payments shall be in addition to any dealer discount allowed to Dealer pursuant to this Agreement.

(b) The provisions of this Section 12 relate to the Plans. In accordance with Rule 12b-1, any person authorized to direct the disposition of monies paid or payable by a Trust pursuant to this Section 12 shall provide the applicable Trust’s Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

(c) Dealer shall provide to Distributor and any applicable Trust each calendar quarter such information as shall reasonably be requested by the Trustees of such Trust with respect to the fees paid to Dealer pursuant to this Section 12.

(d) Dealer will permit representatives of each Trust and Distributor reasonable access to its personnel and its records to enable them to monitor the quality of services being provided by Dealer pursuant to this Agreement. Dealer shall promptly deliver to the Boards of Trustees of the Trusts such information as is reasonably necessary to permit either Board of Trustees to make an informed determination whether to continue the Plans or any of them or this Section 12.

(e) The provisions of this Section 12 applicable to each Fund shall remain in effect for not more than a year and thereafter for successive annual periods only so long as such continuance is specifically approved by the Trustees of the applicable Trust at least annually in conformity with the Plans, Rule 12b-l and the Act. In the event of the assignment (as defined by the Act) of this Agreement or in the event any Plan terminates, is not continued or ceases to remain in effect, then the provisions of this Section 12 shall automatically terminate with respect to the Shares covered by such assignment or such terminated Plan. This Section 12 may be terminated at any time with respect to any Fund without payment of any penalty, by vote of a majority of the Independent Trustees of the applicable Trust (as defined in the respective Plan or Plans) or by vote of a majority of the outstanding voting securities of such Fund on not more than 60 days’ written notice to the parties to this Agreement. In addition, the provisions of this Section 12 may be terminated at any time, without penalty, by either party with respect to any Fund on not more than 60 days’ nor less than 30 days’ written notice delivered or mailed by registered mail, postage paid, to the other party.

13. No person is authorized to make any representations concerning Shares of the Funds except those contained in the applicable then current Prospectus and Statement of Additional Information and printed information issued by the applicable Trust or by Distributor as information supplemental to the Prospectus. Distributor shall supply Prospectuses at no cost to Dealer and reasonable quantities of supplemental sales literature, sales bulletins and additional information as issued. Dealer agrees not to use other advertising or sales material relating to the Funds, unless approved in writing by Distributor in advance of such use.

14. Either party may cancel this Agreement by giving 30 days’ written notice to the other party. Any notice under this Agreement shall be in writing and shall be deemed to have been given on the date on which it was either

PIMCO Funds & Allianz Funds Selected Dealer Agreement – Class A, B, C Shares DA-ABC	Page 5

delivered personally to the other party or any officer or partner thereof, or was mailed postpaid or sent by facsimile transmission (with machine confirmation) or delivered by overnight courier to the other party at its address as shown below:

Allianz Global Investors Distributors LLC

2187 Atlantic Street

Stamford, Connecticut 06902

Att: CEO

Dealer:

15. Exhibit A of this Agreement may be amended from time to time by Distributor upon 10 days’ written notice to Dealer.

16. WRAP Programs.

If Dealer is the broker for one or more wrap fee programs where Dealer is paid a single, inclusive fee for brokerage and investment management service (each a “Program” and, collectively, the “Programs”) and if Dealer desires to have its clients in the Programs (each a “Program Client” and, collectively, “Program Clients”) acquire Class A Shares at the net asset value thereof without any sales charge, then:

(a) Dealer may, subject to Distributor’s approval, maintain either (i) one omnibus account per Fund per Program for the Program Clients of such Program or (ii) one account per Fund per Program Client provided each such account is a Level 1 or Level 3 account on National Securities Clearing Corporation’s Fund/SERV System. This Section applies only to Class A Shares of the Funds but “Funds” shall include all presently existing Funds and those created after the date hereof which offer Class A Shares.

(b) When an account has been established after approval by Distributor, Dealer may purchase and sell to the Program Clients covered by such account Class A Shares, of any Fund at net asset value (without any sales charges on purchases or contingent deferred sales charges on sales) upon the instructions of Dealer and all in accordance with the terms of this Section, the Prospectus and Statement of Additional Information of the Fund as amended from time to time and the terms of Distributor’s Distribution Contract with the Fund, as amended from time to time. Notwithstanding the foregoing, the waiver of contingent deferred sales charges on sales is conditioned upon the Dealer providing Distributor on each business day separately for each account the purchase, sale and exchange orders for such day. Dealer shall not permit any affiliate to prepare, use or distribute brochures, written materials or advertising in any form that refers to sales of any Fund as “no-load,” except that in brochures relating to any Program it may refer to the Funds as available at net asset value and subject to a service fee if the brochure also clearly reflects that, although such Class A Shares are available at net asset value through such Program, the clients of such Program will be charged a fee in connection with such Program.

(c) Dealer hereby confirms that it maintains in its files proper Program Client authorization to exercise full and continuing authority with regard to the transactions contemplated hereby and with regard to withdrawing and transferring funds on behalf of each Program Client. Dealer has examined such documents and is satisfied that they are authentic and were properly authorized and duly executed and delivered to Dealer by the Program Clients or the designated agents thereof.

(d) Distributor’s ability to rely on Dealer’s authorization to act on behalf of each Program Client shall be continuing and

PIMCO Funds & Allianz Funds Selected Dealer Agreement – Class A, B, C Shares DA-ABC	Page 6

unqualified and remain in full force and effect until Distributor receives written notice of revocation from Dealer and/or the respective Program Client. Such revocation, however, shall not affect any liability in any way resulting from transactions initiated prior to Distributor’s receipt of such notice.

(e) It is understood that neither Dealer nor any broker/dealer or financial institution involved in the sale of Class A Shares of the Funds to any Program Client shall be entitled to any sales commissions, discount or other concession in connection with such sales but one such entity (determined by Distributor) shall be entitled to receive any service fees otherwise payable with respect thereto to the extent provided from time to time in the applicable Fund’s Prospectus and/or Statement of Additional Information.

17. This Agreement may be amended at any time by mutual written agreement of the parties. If, in the future, any Trust offers one or more additional class(es) of shares, the Distributor may amend this Agreement on 10 days’ notice to insert provisions relating to such class(es). This Agreement shall inure to the benefit of the successors and assigns of either party hereto, provided, however, that Dealer may not assign this Agreement without the prior written consent of Distributor.

18. Each party to this Agreement hereby agrees to abide by and comply with all applicable anti-money laundering laws and regulations including the Anti-Money Laundering and Abatement Act and relevant provisions of the USA Patriot Act of 2001. Each party represents that it has established an Anti-Money Laundering Program that complies with all material aspects of the USA Patriot Act of 2001 and other applicable anti-money laundering laws and regulations. Each party also hereby agrees to take action to comply with any new or additional anti-money laundering regulations. Dealer certifies that it has obtained and verified the requisite information with respect to each investor on whose behalf Dealer is acting with respect to the Funds and, unless otherwise prohibited by applicable law, Dealer agrees to notify the Distributor promptly whenever, with respect to any such investor, it detects potential indications of any: (i) suspicious activity that would require a broker/dealer or bank (as applicable) to file a suspicious activity report or (ii) Office of Foreign Asset Control matches.

19. This Agreement shall be construed in accordance with the laws of the State of Connecticut. Any disputes between the parties hereto arising in connection with this Agreement shall be submitted to arbitration in accordance with the Code of Arbitration Procedure of the NASD, or similar rules or code as in effect at the time of the submission of any such dispute.

20. This Agreement shall be binding upon both parties hereto when executed by both parties and supersedes any prior agreement or understanding between Distributor and Dealer with respect to the sale of Shares of any of the Funds of either Trust.

Allianz Global Investors Distributors LLC

By:
Title:	Managing Director

Dealer:

By:
Title:

PIMCO Funds & Allianz Funds Selected Dealer Agreement – Class A, B, C Shares DA-ABC	EXhibit A

Sales Charges, Dealer Discounts (Commissions) and Fees

	Schedule
Fund Name	Class A	Class B	Class C
PIMCO All Asset	2	7	9
PIMCO All Asset Authority	2	na	9
PIMCO California Intermediate Municipal Bond	3	na	na
PIMCO CommodityRealReturn Strategy	1	6	14
PIMCO Developing Markets	2	na	9
PIMCO Diversified Income	2	7	9
PIMCO Emerging Markets Bond	2	7	9
PIMCO Floating Income	4	na	11
PIMCO Foreign Bond (Unhedged)	2	na	9
PIMCO Foreign Bond Fund (US Dollar–Hedged)	2	7	9
PIMCO Fundamental IndexPLUS TR	2	na	9
PIMCO Global Bond (US Dollar–Hedged)	2	7	9
PIMCO GNMA	2	7	9
PIMCO High Yield	2	7	9
PIMCO International StocksPLUS TR Strategy	1	6	14
PIMCO Investment Grade Corporate Bond	2	na	9
PIMCO Long-Term U.S. Government	2	7	9
PIMCO Low Duration	4	8	10
PIMCO Money Market	5	8	13
PIMCO Municipal Bond	3	8	10
PIMCO New York Municipal Bond	3	na	na
PIMCO RealEstateRealReturn Strategy	1	6	14
PIMCO Real Return	3	8	10
PIMCO Short Duration Municipal Income	4	na	12
PIMCO Short-Term	4	8	12
PIMCO StocksPLUS	3	8	10
PIMCO StocksPLUS Total Return	2	7	9
PIMCO Total Return	2	7	9
PIMCO Total Return Mortgage	2	7	9

Allianz AMM Asset Allocation	1	6	9
Allianz CCM Capital Appreciation	1	6	9
Allianz CCM Mid-Cap	1	6	9
Allianz NACM Flex-Cap Value	1	6	9
Allianz NACM Global	1	6	14
Allianz NACM Growth	1	6	9
Allianz NACM International	1	na	14
Allianz NACM Pacific Rim	1	6	14
Allianz NFJ Dividend Value	1	6	9
Allianz NFJ International Value	1	na	13
Allianz NFJ Large-Cap Value	1	6	9
*Allianz NFJ Small-Cap Value	1	6	9

*	Closed to new investors.

PIMCO Funds & Allianz Funds Selected Dealer Agreement – Class A, B, C Shares DA-ABC	Exhibit A

	Schedule
Fund Name	Class A	Class B	Class C
Allianz OCC Core Equity	1	na	9
Allianz OCC Renaissance	1	6	9
Allianz OCC Value	1	6	9
Allianz PEA Equity Premium Strategy	1	6	9
Allianz PEA Growth	1	6	9
Allianz PEA Opportunity	1	6	9
Allianz PEA Target	1	6	9
Allianz RCM Biotechnology	1	6	9
Allianz RCM Global Resources	1	na	14
Allianz RCM Global Small-Cap	1	6	14
Allianz RCM Healthcare	1	6	14
Allianz RCM International Growth Equity	1	6	14
Allianz RCM Large-Cap Growth	1	6	9
Allianz RCM Mid-Cap	1	6	9
Allianz RCM Strategic Growth	1	na	9
Allianz RCM Targeted Core Growth	1	6	9
Allianz RCM Technology	1	6	14

PIMCO Funds & Allianz Funds Selected Dealer Agreement – Class A, B, C Shares DA-ABC	Exhibit A (cont’d.)

CLASS A SHARES (Front-End Sales Charge)

Schedule 1

Aggregate Purchase Amount	Sales Charge	Dealer Discount (Commission)
$0–$49,999	5.50%	4.75%
$50,000–$99,999	4.50%	4.00%
$100,000–$249,999	3.50%	3.00%
$250,000–$499,999	2.50%	2.00%
$500,000–$999,999	2.00%	1.75%
$1,000,000+	0.00%*	see Note 1

Note 1: Dealer Discount (Commission) on sales of $1 million+: 0.75% on the first $2 million, plus 0.50% on amounts from $2,000,001–$5 million, plus 0.25% on amounts over $5 million, paid at time of sale.

Schedule 2

Aggregate Purchase Amount	Sales Charge	Dealer Discount (Commission)
$0–$99,999	3.75%	3.25%
$100,000–$249,999	3.25%	2.75%
$250,000–$499,999	2.25%	2.00%
$500,000–$999,999	1.75%	1.50%
$1,000,000+	0.00%*	see Note 2

Note 2: Dealer Discount (Commission) on sales of $1 million+: 0.50% on the first $2 million, plus 0.25% on amounts over $2 million, paid at time of sale.

Schedule 3

Aggregate Purchase Amount	Sales Charge	Dealer Discount (Commission)
$0–$99,999	3.00%	2.50%
$100,000–$249,999	2.00%	1.75%
$250,000–$499,999	1.50%	1.25%
$500,000–$999,999	1.25%	1.00%
$1,000,000+	0.00%*	see Note 3

Note 3: Dealer Discount (Commission) on sales of $1 million+: 0.50% on the first $2 million, plus 0.25% on amounts over $2 million, paid at time of sale.

Schedule 4

Aggregate Purchase Amount	Sales Charge	Dealer Discount (Commission)
$0–$99,999	2.25%	2.00%
$100,000–$249,999	1.25%	1.00%
$250,000+	0.00%*	see Note 4

PIMCO Funds & Allianz Funds Selected Dealer Agreement – Class A, B, C Shares DA-ABC	Exhibit A (cont’d.)

Note 4: (A) Dealer Discount (Commission) on sales of $250,000+: at an annual rate of 0.15% (0.35% in the case of the Low Duration Fund) of the net asset value of such Class A shares as in effect from time to time; such commission shall be paid in installments covering the 18-month period commencing with the date of sale. Such installments shall be paid after the end of calendar quarters in accordance with the Distributor’s practice. Investors purchasing Class A shares of such Funds through such dealers will not be subject to the Class A CDSC on such shares. (B) Alternatively, dealers may elect (through an agreement with the Distributor) to receive a commission at the time of sale on purchases of $250,000 or more of these Funds of 0.25% of the public offering price (for purchases of the Short-Term, Floating Income, Short Duration Municipal Income Funds) or 0.50% of the public offering price (for purchases of the Low Duration Fund). Investors who purchase through dealers that elect the latter commission schedule will be subject to the Class A CDSC. (C) In addition to these commissions, dealers may be entitled to receive an annual servicing fee of 0.25% (0.20% for the Short-Term and Short Duration Municipal Income Funds) of the net asset value of such shares for so long as such shares are outstanding.

Schedule 5

No sales charge applies to purchases of Class A shares of the Money Market Fund.

At the time shares of the Money Market Fund on which no sales charge has been paid are exchanged for shares of another Fund, a sales charge applies applicable to that other Fund.

Class A Servicing Fee (trail) (Applies to all assets; starting in the first year.)

Money Market Fund	0.10%	Short-Term, Short Duration
All Other Funds	0.25%	Municipal Income	0.20%
		See Note 5

CLASS B (Back-End Sales Charge)

Maximum allowable purchase for a single purchase: $49,999

	Commission (at time of sale)	CDSC	Conversion to A Shares
Schedule 6	4.00%	1st year 5.00%	After 7th year
		2nd year 4.00%
		3rd year 3.00%	Shares purchased prior to 10/01/04 are subject to pre-existing schedule
		4th year 3.00%
		5th year 2.00%
		6th year 1.00%

Schedule 7	3.00%	1st year 3.50%	After 5th year
		2nd year 2.75%
		3rd year 2.00%	Shares purchased prior to 10/01/04 are subject to pre-existing schedule
		4th year 1.25%
		5th year 0.50%

Schedule 8	Funds do not offer B Shares for initial purchase; purchase by exchange only.

Class B Servicing Fee/trail (applies to all assets: starting after the first year)**

Money Market Fund	0.10%	Short-Term Fund	0.20%
		All other Funds	0.25%
		See Note 5

PIMCO Funds & Allianz Funds Selected Dealer Agreement – Class A, B, C Shares DA-ABC	Exhibit A (cont’d.)

CLASS C SHARES (Level Load Sales Charge)***

No initial sales charge: 1% CDSC

Maximum allowable for a single purchase is $499,999 except for Floating Income, Low Duration, Short Duration Municipal Income and Short-Term Funds where the maximum is $249,999.

	CDSC Period	Dealer Commission	Annual Service Fees/trail**
	(months)	****	(starting after 1 year)
Schedule 9	12	1.00%	0.90%
Schedule 10	12	0.75%	0.70%
Schedule 11	12	0.55%	0.50%
Schedule 12	12	0.50%	0.45	% See Note 5
Schedule 13	12	0.00%	0.10%
Schedule 14	18	1.00%	1.00%

At the time shares of the Money Market Fund on which no fee has been paid are exchanged for shares of another Fund, the Distributor will pay the distribution and servicing fees described above applicable to that other Fund.

*	1% CDSC applies for 18 months. Also, see Note 4 for Schedule 4.
**	Paid quarterly in arrears with respect to shares outstanding for one year or more as long as shares continue outstanding. Of the trail, 0.25% is Service Fee and the remainder is Distribution Fee. In the case of the Money Market Fund, the entire trail is Service Fee.
***	Subject to any applicable limitations of the National Association of Securities Dealers, Inc.
****	If these payments are waived by Dealer, no CDSC applies to the shares involved in the transaction.

Note 5: Effective January 1, 2005, the trail paid on all outstanding Class A, B and C Shares in the Short-Term Fund and the Short Duration Municipal Income Fund was reduced by 0.05%.

The foregoing is subject to amendment from time to time in the Trust(s) current Prospectus(es), Shareholders’ Guide, and/or Statement of Additional Information.

PLEASE NOTE: Redemption Fees may apply. Consult Fund prospectuses for more information.

Form of Addendum to Selected Dealer Agreement

This Addendum to Selected Dealer Agreement is entered into between Allianz Global Investors Distributors LLC (“Distributor”) and                      (“Dealer”) as of the      day of             , 200  .

Reference is made to the Selected Dealer Agreement between the Distributor and Dealer dated as of                     , as amended from time to time (the “Dealer Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Dealer Agreement.

WHEREAS, in addition to the open-end investment company Trusts and their series covered by the Dealer Agreement, Distributor and Dealer desire that Dealer also participate as a selected dealer in the distribution of shares of Allianz RCM Global EcoTrends Fund (the “EcoTrends Fund”) and other closed-end “interval” investment companies operated in accordance with Rule 23c-3 under the Investment Company Act of 1940, as amended (the “1940 Act), and for which the Distributor serves as principal underwriter (together with the EcoTrends Fund, “Interval Funds”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Distributor and Dealer hereby agree as follows:

1. The EcoTrends Fund and each other Interval Fund that is formed in the future is hereby added to and shall be treated for all purposes as a “Trust” under the Dealer Agreement, subject to the terms and conditions specified herein and in the Dealer Agreement. Upon execution by the parties, this Addendum shall become a part of the Dealer Agreement, and the Dealer Agreement, as it may be further amended, is hereby incorporated by reference into this Addendum. To the extent that there is a conflict between the Dealer Agreement and this Addendum, this Addendum shall control for all purposes.

2. It is expected that each Interval Fund will offer its shares in an initial public offering (each an “IPO”), at a predetermined offering price plus a front-end sales charge, and subsequently in a continuous offering at net asset value plus a front-end sales charge. It is further expected that the shares offered by each Interval Fund in its IPO will later be re-designated as “Class A Shares” when they are continuously offered. The parties acknowledge and agree, however, that there is no assurance that an Interval Fund will engage in a continuous offering of its shares and may determine not to do so in its sole discretion. Unless otherwise specified herein or the context otherwise requires, shares of each Interval Fund offered in an IPO and thereafter in a continuous offering shall be treated for all purposes as “Class A Shares” and “Shares” under the Dealer Agreement. Each Interval Fund may in the future offer additional classes of shares to be covered by the Dealer Agreement, in which case the Distributor may amend this Addendum to cover such additional share classes upon 10 days’ written notice to Dealer.

3. The sales charge applicable to any sale of Class A Shares of an Interval Fund by Dealer and the dealer discount (commission) applicable to any other order from Dealer for the purchase of such Class A Shares accepted by Distributor shall be that percentage of the applicable public offering price as set forth in Exhibit A hereto. With respect to Class A Shares of an Interval Fund sold by Dealer, Dealer will be paid by Distributor a servicing fee equal to an annual percentage of the average daily net asset value of such Shares which are held in accounts by such Dealer on behalf of its customers, as set forth in Exhibit A hereto. The rates of any sales charge, dealer discount (commission), or servicing fee paid with respect to any Interval Fund’s Shares, including outstanding Shares, are subject to change by Distributor, and sales charges and dealer discounts (commissions) to selected dealers are subject to reductions under a variety of circumstances, as is the case with other Shares as specified under the Dealer Agreement. In the event that an Interval Fund determines to impose an early withdrawal charge on Shares repurchased by the Fund within a specified time period after purchase, such early withdrawal charge shall be treated like CDSCs under the Dealer Agreement.

4. Special Provisions Relating to the IPO. Each Interval Fund has filed or will file with the Securities and Exchange Commission (“SEC”) a Registration Statement (the “Registration Statement”) on SEC Form N-2. The date on which the Registration Statement for a particular Interval Fund is declared effective by the SEC is referred to herein as the “Effective Date.” Prior to the Effective Date of the Registration Statement with respect to a particular Interval Fund, Dealer expressly acknowledges and agrees that with respect to such Interval Fund: (a) Shares of such Interval Fund may not be sold, nor may offers to buy be accepted, (i) prior to the Effective Date of the applicable Registration Statement or (ii) in any state in which such offer or sale would be unlawful prior to registration or qualification under the securities laws of such state; (b) The Interval Fund’s Preliminary Prospectus, together with any sales material distributed for use in connection with the offering of Shares of such Interval Fund used prior to the Effective Date, does not constitute an offer to sell or the solicitation of an offer to buy Shares of such Interval Fund and is subject to completion and modification by the definitive Prospectus; (c) In the event that Dealer transmits indications of interest to Distributor for accumulation prior to the Effective Date, Dealer will be responsible for confirming such indications of interest with its customers in writing following the Effective Date, and indications of interest with respect to Shares of an Interval Fund transmitted to Distributor prior to the Effective Date are subject to acceptance or rejection by Distributor in its sole discretion and are conditioned upon the occurrence of (i) the Effective Date and/or (ii) the registration or qualification of the Shares in the applicable state; (d) Indications of interest with respect to Shares of an Interval Fund not cancelled by Dealer prior to or on the later of (i) the Effective Date and/or (ii) the registration or qualification of the Shares in the applicable state, and accepted by Distributor, will be deemed by Distributor to be orders for Shares; and (e) Dealer agrees that with respect to orders for Shares of an Interval Fund in its IPO, it will transmit such orders received during the initial offering period to Distributor within the time period as specified in the Fund’s Preliminary Prospectus (or in the time period as extended by Distributor in writing).

5. Special Provisions Relating to Repurchase Offers. Dealer acknowledges that each Interval Fund will adopt fundamental policies (which may not be changed without shareholder approval) to make periodic offers to purchase between 5% and 25% of its Shares (“Repurchase Offers”) in accordance with Rule 23c-3 under the 1940 Act and as described in the then current Prospectus of the Interval Fund. Repurchase of Shares of an Interval Fund will be made at the net asset value of such Shares in accordance with the applicable Repurchase Offer and then current Prospectus, less any applicable early withdrawal charge and expenses for which the Fund has determined to charge shareholders as permitted by Rule 23c-3. Dealer agrees to transmit to its customers any Repurchase Offer notification received from Distributor within the time period specified in the applicable Prospectus and in such notification, and to use its reasonable best efforts to transmit repurchase requests from its customers to the Interval Fund or its transfer agent or other designee by the applicable repurchase request deadline as specified in the applicable Prospectus and such notification. Dealer expressly acknowledges and agrees that Shares of an Interval Fund will not be repurchased by either the respective Interval Fund (other than through Repurchase Offers, or other tender offers from time to time, if any) or Distributor, and that no secondary market for the Shares of any Interval Fund exists currently or is expected to develop, and therefore that the Shares have very limited liquidity and are appropriate only as a long-term investment. Dealer also expressly acknowledges and agrees that, in the event one or more of its customers cancel their order for Shares of and Interval Fund after confirmation, such Shares may not be repurchased, remarketed or otherwise disposed of by or through Distributor. Any representation as to a Repurchase Offer or other tender offer by an Interval Fund, other than that which is set forth in the Interval Fund’s then current Prospectus or a Repurchase Offer notice issued by the Interval Fund, is expressly prohibited.

6. The parties agree and Dealer acknowledges that Dealer shall be responsible for communicating all necessary information to its customers regarding whether shares in an Interval Fund are a suitable investment for such customer including, without limitation, information regarding the limited liquidity of the investment as referenced in Section 5 above and in the then current Prospectus. Dealer agrees to recommend shares of an Interval Fund to a customer only if Dealer has reasonable grounds for believing that the recommendation is suitable for such customer upon the basis of the facts, if any, disclosed by such customer as to his other security holdings and as to his financial situation and needs and otherwise in accordance with NASD Conduct Rule 2310. Dealer understands that these responsibilities apply to any prospective investment in shares of an Interval Fund by its customers, including shares that may be acquired in an exchange of shares from the customer’s investment in an open-end investment company (which generally will have substantially greater liquidity than an investment in an Interval Fund).

7. Except as otherwise provided herein, all terms, conditions, obligations, representations, warranties and covenants applicable to or made by Distributor or Dealer under the Dealer Agreement with respect to a Trust or its Shares, or the party’s activities with respect thereto, shall apply with equal force to any Interval Fund and its Shares. For these purposes, although Plan(s) pursuant to which an Interval Fund may pay distribution or servicing fees will not be adopted pursuant to Rule 12b-l under the 1940 Act (which rule applies only to open-end funds), the Interval Funds intend to operate any such Plans as if they were governed by Rule 12b-l.

This Addendum, together with the Dealer Agreement, shall be binding upon both parties hereto when executed by both parties and supersedes any prior agreement or understanding between Distributor and Dealer with respect to the sale of Shares of any Interval Fund. This Addendum may be executed in multiple counterparts, each of which together shall constitute one and the same instrument.

Allianz Global Investors Distributors LLC		[Dealer]

By:		By:
Its:	Managing Director	Its:

Exhibit A

Sales Charges, Dealer Discounts (Commissions) and Fees

Interval Fund:	Allianz RCM Global EcoTrends Fund

CLASS A SHARES*

*	Applies to shares sold in the Fund’s IPO and Class A Shares sold in any subsequent continuous offering.

Class A Front-End Sales Charge

Purchase Amount per Transaction	Sales Charge	Dealer Discount (Commission)
$0–$99,999	4.5%	4.0%
$100,000 - $249,999	4.0%	3.5%
$250,000 - $499,999	3.5%	3.0%
$500,000 - $999,999	3.0%	2.5%
$1,000,000 - $1,999,999	1.5%	1.0%
$2,000,000 - $4,999,999	1.0%	0.5%
$5,000,000+	0.5%	0.5%

Class A Servicing Fee (Trail)

(stated as an annual percentage of the average daily net asset value of Class A Shares of the Fund which are held in accounts by such Dealer on behalf of its customers)

0.25%

Other Payments

[To be provided] [Insert other compensation arrangement for particular Dealer – i.e., 0.10% on “aged assets” for Merrill Lynch]

The foregoing is subject to amendment from time to time as specified in the Interval Fund’s current Prospectus and/or Statement of Additional Information.